Exhibit 99.(d)

[on Latham & Watkins Letterhead]

December 24, 2013

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Re:                             American Depositary Shares evidenced by American Depositary Receipts for deposited ordinary shares of Joint Stock Company “Aeroflot - Russian Airlines”

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the Registration Statement) to be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Securities Act), relating to 500,000,000 American Depositary Shares (ADSs) evidenced by American Depositary Receipts (ADRs), each ADS representing the right to receive 5 (five) ordinary shares, nominal value one ruble each (Ordinary Shares), of Joint Stock Company “Aeroflot - Russian Airlines”, a company organized under the laws of the Russian Federation (the Company).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)                                         the Deposit Agreement, a form of which is set forth as an exhibit to the Registration Statement, among the Company, Deutsche Bank Trust Company Americas, as depositary (the Depositary), and the holders and beneficial owners of the ADSs evidenced by the ADRs issued thereunder, as supplemented by the Supplemental Agreement to the Deposit Agreement (the Deposit Agreement); and

(b)                                         the Registration Statement.

In addition, we have reviewed such other documents and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies, and that the signatures on all documents examined by us are genuine. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have assumed that each of the Company and the Depositary has all requisite corporate power to enter into, and will duly authorize, execute and deliver, the Deposit Agreement, and will obtain all governmental licenses and approvals, and make all filings with governmental authorities, that may be necessary for the execution, delivery and performance of their respective obligations under the Deposit Agreement, that the Deposit Agreement will constitute the valid, legally binding and enforceable obligations of the parties thereto, that the ADSs and the ADRs will conform to the forms examined by us and that, insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Deposit Agreement has been duly authorized, executed and delivered, the Registration Statement has become effective under the Securities Act and the ADSs covered thereby are evidenced by ADRs that have been duly executed and delivered by the Depositary and are issued in accordance with the terms of the Deposit Agreement, such ADSs will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and such ADRs.

The foregoing opinion is limited to the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Latham & Watkins LLP